                                                                    Exhibit 10.2

                                                         Translation from French
                                                         -----------------------


                                     Excerpt







                               Note d'Information



                               Dated July 22, 2000



                                  Genesys S.A.



                     3% Convertible Bonds due September 2004

The following is an excerpt from the Note d'Information dated July 22, 2000 of Genesys S.A. relating to its offering of 3% convertible bonds due September 2004.

2.2      Nature of the bonds

2.2.1    Nature, form and delivery

The bonds shall be governed by French law.

The bonds may be, at the bondholder's election, issued in registered or bearer form. The bonds will be eligible for settlement through SICOVAM, CEDEL and EUROCLEAR.

Whatever form, the bonds must be registered in an account in the bondholder's name, and for bearer securities, at an intermediary of the bondholder's choice and, for registered securities, at the Company, and, at the option of the bondholder, at the intermediary of their choice.

Settlement shall be effected by SICOVAM.

The bonds shall be registered in an account and tradable beginning August 9, 1999.

2.2.2   Issuance price

[ ] 16.4, i.e. a premium of 9.48% compared to the opening price of July 22, 1999. This issuance price shall be fully paid upon subscription.

2.2.3    Maturity and payment date

August 9, 2000.

2.2.4   Nominal rate

3%.

2.2.5   Interest

The bonds shall bear interest at an annual rate of 3%, i.e. [ ]0.492 per security.

Interest shall be payable on the interest payment date on September 1 of each year beginning September 1, 2001.

For the period of August 9, 1999 to August 31, 2000, a [ ]0.523 coupon per bond will be delivered as payment of interest on September 1, 2000.

Any interest amount relating to a period less than one full year shall be calculated based on the above annual interest rate, reduced to the actual number of days of the relevant period taking into account a 365-day year.

In case of conversion of the bonds, the converted bonds shall cease to accrue interest as from the date of payment of the last coupon.

2.2.6   Redemption

 .       Normal redemption

        The bonds shall be redeemed in full on September 1, 2004 through payment of the price of [ ]18.37 per security, i.e. 112% of the issuance price.

        A special notice reminding bondholders of the date of redemption shall be published in the Journal Officiel no later than 20 days before the date of redemption.

 .       Optional early redemption

        1. In addition to the normal redemption, the Company reserves the right to redeem in advance all or part of the bonds by carrying out, at any time, repurchases in the Bourse in compliance with legal and regulatory provisions, in particular through public offers to repurchase, without limitation on price or amount.

                Bonds redeemed prior to maturity will be cancelled.

        2. The Company may, between September 1, 2003 and September 1, 2004, at its option, redeem in advance all of the bonds still outstanding under the following conditions:

                . The optional early redemption price shall be determined so that bondholders on the optional early redemption date receive an amount equal to a gross actuarial rate of return identical to that to be paid in case of redemption at maturity, i.e. 5.15%, after taking into account interest paid the previous year, plus interest accrued since September 1 of the interest period preceding the optional early redemption date.

                . Optional early redemption will be possible only if the sum of the conversion ratio applicable on the optional early redemption date and the arithmatic average of the first listed prices of the share during 10 consecutive Bourse days chosen by the Company among the 20 Bourse days preceding the date of publication of the notice in the Journal Officiel announcing the optional early redemption, exceeds 130% of the optional early redemption amount.

                The decision made by the Company to carry out an optional early redemption shall be announced through a notice to be published in the Journal Officiel and in a financial paper with nationwide distribution no later than 20 days before the optional early redemption date.

                Interest accrued since the date on which the last coupon was paid, calculated as set forth in section 2.2.5 above, shall be paid on each bond. Interest shall cease to accrue as from the redemption date of the bonds.

                Any holder of a bond called for optional early redemption shall be given the opportunity to convert such bond during a 3-month term beginning on the optional early redemption date.

        If the Company would decide to implement the provisions of this clause, the following chart sets forth for each of the annual payment dates of the coupons, the minimum share price and the induced growth necessary to trigger such right to optional early redemption and the corresponding optional early redemption price ensuring 5.15% of gross actuarial rate of return.


Redemption Date    Early redemption     Gross actuarial           Minimum share price       Average annual
                     price (in[ ])     rate of return in         to trigger the early    growth rate induced
                                      case of conversion(1) (2)      redemption (i)       from the share (3)
--------------------------------------------------------------------------------------------------------------
  09/01/2003             17.95               11.7%                       23.34                  10.15%
--------------------------------------------------------------------------------------------------------------


(1) Conversion must occur within 3-months from the date of early redemption/
(2) Outside effect of possible dividends.
(3) Compared to the previous [ ]14.30 reference rate calculated based on the opening price of the last twenty trading days prior to July 22, 1999. For information purposes, the opening price of July 22, 1999 was [ ]14.98.

3. Finally, the Company reserves the right to carry out at any time an early redemption of all shares for a price of [ ]18.37, i.e. 112% of the par value, plus accrued interest, if the number of outstanding bonds is less than 10% of the number of issued bonds.

        In such a case, a special notice shall be published in the Journal Officiel and in a financial paper with nationwide circulation at least one month prior to the date assigned for such early redemption.

        Interest accrued since the date of payment of the last coupon shall be paid on each bond. Interest shall cease to accrue from the redemption date of the bonds.

        Any holder of a bond called for early redemption shall have the option to convert for a 3-month period following the early redemption date.

        Information relating to the number of outstanding bonds may be obtained from the Company's manager responsible for maintaining such information.

        If the Company would decide to implement these provisions, the following chart sets forth the actuarial rate of return that the holders of the bonds may anticipate.

        Calculations made based on a redemption price of [ ]18.37, i.e. 112% of par value.

           Redemption Date          Gross actuarial rate of return
        --------------------------------------------------------------------
             09/01/1999                         505.10%
             09/01/2000                         14.26%
             09/01/2001                          8.58%
             09/01/2002                          6.67%
             09/01/2003                          5.71%
             09/01/2004                          5.15%
        --------------------------------------------------------------------

        The interest payable on the September 1st preceding the redemption date is deemed paid to the bondholder, the amount of the accrued but unpaid interest is not included in this calculation on the assumption that the bondholders will opt for conversion.

        The bonds so redeemed in advance, in accordance with the above provisions, will cease to be considered as being outstanding and will be cancelled.

2.2.7   GROSS ACTUARIAL RATE OF RETURN ON MATURITY DATE

(In case of non conversion and absence of early redemption, and based on the issuance price of the bond).

5.15% as at August 9, 1999. The gross actuarial rate of return is the annual rate of return before tax withholding calculated on the entire term of the bonds, taking into account all payments made to date.

For information purposes, the chart below sets forth the prices that the Genesys share must reach at maturity to obtain, through conversion, the following actuarial rates of return:


  Actuarial rate of return on the   Price of the share at maturity   Annual average growth rate of
           payment date                                                  the share (1) (2)

--------------------------------------------------------------------------------------------------
treasury bond interpolle (3)                    17.28                          3.81%
treasury bond interpolle + 1%                   18.22                          4.90%
treasury bond interpolle + 2%                   19.19                          5.98%
treasury bond interpolle + 3%                   20.21                          7.07%
treasury bond interpolle + 4%                   21.26                          8.14%
treasury bond interpolle + 5%                   22.36                          9.23%
--------------------------------------------------------------------------------------------------


(1) Outside effect of dividends.
(2) Compared to the reference price of [ ]14.30 calculated based on the opening price of the 20 last trading days preceding July 22, 1999.
(3) treasury bond "interpolle" of the Treasury Bond of April 2004 and the Treasury Bond of October 2004. As at July 21, 1999, this treasury bond "interpolle" ensured an actuarial rate of return of 3.984%.

2.2.8   Term of the borrowing

5 years and 23 days.

The average term is identical to the term of the borrowing in case of non conversion and absence of early redemption.

2.2.9   Assimilation

If the Company subsequently issues new bonds entitled to the same rights and entirely similar to the bonds, in particular regarding the par value, interest, interest payment dates, conditions and redemption dates and guarantees, the Company may combine all of these bonds, provided that the terms and conditions of the bonds concerned provide for the entirety of the bonds, the redemption transactions operate, without distinction, on the securities of successive issuances, in which case all of the holders of those securities would be grouped in one general body (masse).

2.2.10  Preservation of the borrowing to its rank

The Company undertakes, until the actual redemption of all of the bonds and without this undertaking affecting its freedom to dispose of the ownership of its properties, to grant, in favor of any other warrants or bonds, neither any mortgage on its real estate properties and other rights it might or may own, nor any pledge on its business (fonds de commerce), without having the bonds "pari passu" benefiting therefrom (concurrently with all other warrants and bonds vis-a-vis for which the same undertaking would exist).

2.2.11  Guarantees

No specific guarantee is provided for with respect to this issuance. However, the offering is being underwritten by Oddo and Cie, Spef Technology, BNP and Cyril Finance pursuant to the underwriting agreement signed on July 21, 1999.

2.2.12  Notation

Not applicable.

2.2.13  Body of bondholders

The bondholders are grouped in a Body (Masse) entitling them to be legal entity pursuant to Article 293 of the Law of July 24, 1966 on commercial companies.

The documents relating to the Body of bondholders may be read at the registered office of the Company, Le Regent, 4 rue Jules Ferry, 34000 Montpellier.

Pursuant to Article 294 of the said Law, shall be appointed:

 .       Statutory representative of the Body of bondholders

        Mr. Gregoire Charbit
        residing at 20 rue de Seine
        75006 Paris

        This statutory representative will have, without restriction or reserve, the power to carry out in the name of the Body all acts necessary to defend the common interests of the bondholders.

 .       Alternate representative of the Body of bondholders

        Mr. Laurent Vivaux
        residing at 20 rue du Mail
        75002 Paris

        This alternative representative may be called to replace the statutory representative if the latter is unable to.

        In case of temporary or final replacement, the alternate representative will have the same powers as the statutory representative.

        The Company shall bear all management and running costs of the Body of the bondholders, as well as the costs of meetings of this Body.

        In case of convocation of the bondholders' meeting, the bondholders will meet at the registered office of the Company or in any other place set forth in the notices of meeting.

 .       General Meeting of the Body

        Notice of meeting:

        The Bondholders' General Meeting shall be convened by the Board of Directors, by the representatives of the body or by the liquidators during the liquidation period.

        One or more Bondholders, representing at least one thirtieth of the securities of the Body, may send to the Company and to the representative of the Body a request for the notice of a meeting.

        If the General Meeting has not been convened within two months after such request, the authors of the request may assign one of them to file a claim before the court for the appointment of a representative who will convene the Meeting.

        The notice of meeting shall be published in a legal notice journal and in the Bulletin des Annonces Obligatoires, as well as in a financial paper of nationwide distribution and in an international paper (which shall, in principle, be the Financial Times) at least 15 days prior to the date of the convocation of the Meeting.

        Deliberation:

        The General Meeting may validly act upon first notice only if the present or represented Bondholders own at least one quarter of the Bonds having voting rights. Upon second notice, no quorum is required.

        The decisions are made, in all cases, by a majority vote of the Bondholders present or represented.

(...)

2.5     Convertibility of bonds into shares

2.5.1   Nature of the conversion right

Bondholders will have the option, at any time, beginning August 9, 1999, to convert the bonds into new shares of the Company, which shall be paid up through offset of their bond receivable subject to the provisions provided for below in paragraph "Preservation of the bondholders' rights."

In case of conversion, no interest will be paid to the holders with respect to the period between the date of payment of the last coupon and the conversion date.

Recall that the Extraordinary and Ordinary Shareholders' Meeting of July 6, 1999 expressly waived the preferred subscription right of the shares that will be issued by conversion of these bonds.

2.5.2   Conversion time-periods and base

The right to conversion may be exercised at any time as from August 9, 1999, on the basis of 1 Genesys share of par value FF 30 fully paid-up for 1 presented bond of par value [ ]16.4.

For bonds to be redeemed, the possibility of conversion will be maintained during a three-month period as from the day set for their redemption.

In case of a capital increase or issuance of securities giving access to the capital, merger or splitting-off or other financial transactions including a preferred subscription right or reserving a period of priority subscription in favor of shareholders of the Company, the Company reserves the right to postpone the exercise of a conversion right during a period that may not exceed three months, and this right may in no event cause the bondholders called for redemption to lose the benefit of the three-month period set forth in the preceding paragraph.

A notice shall be published in the Bulletin des Annonces Legales Obligatoires at least 15 days prior to any postponement to notify the bondholders of the date on which the right to conversion will be postponed and the date on which it will resume.

(...)

2.5.4   Exercise of the conversion right

The conversion request shall be received as from August 9, 1999 and during the term of the borrowing at the counter of the registered office and branches of the institutions appointed to receive the subscription of the bonds. To exercise their rights the bondholders shall make a request to the intermediary at which their securities are registered in account. The Caisse Centrale des Banques Populaires will ensure the centralization of the transactions.

2.5.5   Preservation of the bondholders' rights

After the occurrence of the following:

        - issuance of securities including a preferred subscription right;

        - capital increase through incorporation of reserves, profits or issuance premiums and free granting of shares, split-off or regrouping of shares;

        - incorporation of reserves, profits or issuance premium to the capital through increase of par value of the shares;

        - distribution of reserves in cash or in portfolio securities;

        - absorption, merger, split-off;

        - granting to the shareholders of simple or compound securities (stock options...)

        - repurchase of its own shares by the company to an acquisition price greater than the Bourse price;

the Company must, beginning with this issuance, ensure the preservation of the rights of the holders of the convertible bonds until the expiration of the conversion period by an adjustment of the conversion price pursuant to Articles 196 and 197 of Law of July 24, 1966 and 174-1 of Decree of March 23, 1967 (Option a of ss.1 of paragraph 3).

This adjustment must be carried out so that it equalizes the value of the securities that would have been obtained in case of conversion of the bonds before completion of any of the aforementioned transaction and the value of the securities that will be obtained in case of conversion after completion of the said transaction.

The new number of shares that may be obtained through conversion of a bond may include, as the case may be, a fraction denominated in hundredth, the rounding up, if any, being previously made at the higher hundredth. However, the conversion of the bonds into shares, at the initial conversion price, may give rise only to a subscription of a whole number of shares, the payment of fractional shares being as specified below.

In case of adjustment, the new conversion bases shall be brought to the knowledge of the bondholders through a notice published in the Bulletin des Annonces Legales Obligatoires or in a national financial paper.

The terms and conditions of this adjustment shall be applied according to the following terms and conditions:

a) In case of transaction including a preferred subscription right, the new number of shares that may be obtained through conversion of a bond shall be determined by multiplying the number of shares that would have been obtained through conversion of a bond before the relevant transaction by the ratio:

        (Value of the share ex subscription right + Value of the subscription right) / Value of the share ex subscription right

        For the calculation of this ratio, the values of the shares ex-right and the subscription right shall be determined according to the average of the first listed market prices on the Nouveau Marche of the Paris Stock Exchange during all the trading days included in the subscription period.

b) In case of a capital increase through incorporation of reserves, profits or issuance premiums and free granting of shares or in case of split-off or regrouping of shares, the new number of shares that may be obtained for each bond shall be determined by multiplying the number of shares that would have been obtained through conversion prior to the relevant transaction by the ratio:

        Number of shares forming the capital after transaction / Number of shares forming the capital before transaction

c) In case of incorporation of reserves, profits or issuance premiums through increase in the par value of the shares, the par value of the shares that may be obtained by the bondholders shall be increased to the same amount.

d) In case of distribution of reserves in cash or in portfolio securities, the new number of shares that may be obtained for each bond shall be determined by multiplying the number of shares that would have been obtained through conversion prior to the relevant transaction by the ratio:

        Value of the share before distribution / Value of the share before distribution of the distributed amount less the distributed amount and/or the value of the securities delivered for each share

        For the calculation of this ratio:

        - the value of the share before distribution shall be determined according to the average of at least twenty consecutive listed trading prices on the market chosen among the forty trading prices preceding that of the distribution day;

        - the value of the securities delivered per share shall be set either according to the average of at least twenty consecutive listed trading prices elected among the forty trading prices preceding the distribution day if they are securities listed on a regulated market, or based on the trading prices appearing in the daily statement of unlisted securities, or failing this, from a determined value according to an expert's statement.

e) In case of absorption, merger or split-off, the converting bondholders shall receive shares of the absorbing or new company. The number of shares in the absorbing or new company delivered for each bond shall be equal to the number of shares in the issuing company that the bondholder would have received adjusted by the exchange ratio of the shares in the issuing company against shares in the absorbing or new company.

        The absorbing or new company shall bear the obligations of the issuing company pursuant to this contract.

        This adjustment shall be carried out so that it equalizes the value of the securities that would have been obtained in case of conversion of the bonds prior to consummation of any of the aforementioned transactions and the value of the securities that will be obtained in case of conversion following consummation of the relevant transaction.

        The new number of shares that may be obtained through conversion of a bond shall include, as the case may be, a fraction denominated in hundredth. However, the conversion of the bonds into shares at the initial conversion price may give rise only to a subscription of a whole number of shares, the payment of fractional shares being specified below (2.5.6).

        In case of adjustment, the Board of Directors shall report the elements of calculation for the new conversion prices as defined below and the results of the adjustment in the first annual report following the transaction and through press releases in the financial press.

f) In case of the grant of any simple or compound security, the new number of shares obtained upon conversion of a bond shall be determined as follows:

        - if the granting right was not listed on the Paris Stock Exchange, the new number of shares obtained upon conversion of a bond shall be determined by multiplying the number of shares that would have been obtained upon conversion of a bond prior to the grant by the following adjustment coefficient;

        Value of the ex-right share increased by the security/securities granted per share / Value of the ex-right share where the value of the ex-right share and that of the security/securities granted per shares shall be determined by reference to the average of the first listed trading prices included in the consecutive twenty trading-day period following the granting date. The ex-right share and the granted security shall be simultaneously listed if their trading prices are dependent.

        - If the granting right was the subject of a listing on the Paris Stock Exchange, the adjustment coefficient would be calculated according to the paragraph below for the issuance including a preferred subscription right, the value of the granting right being substituted for that of the preferred subscription right and the subscription period being replaced by the first twenty trading days of the granting rights on the Paris Stock Exchange.

g) In case of repurchase of its own shares by the company at a price greater than the market price, the new number of shares obtained upon conversion of a bond shall be determined as follows:

               Value of the share + % of the repurchased capital *
               ---------------------------------------------------
                        (Repurchase price - Share value)
                        --------------------------------
                                  Share value

        For the calculation of this ratio, the share value shall be determined according to the average of the ten consecutive trading prices on the Nouveau Marche of the Paris Stock Exchange elected among the twenty consecutive trading days preceding that of the repurchase or the possibility of repurchase.

2.5.6   Payment of fractional shares

Any bondholder electing to convert may obtain a number of Genesys shares calculated by applying to the number of presented bonds the adjusted conversion ratio, if any, under the conditions set above.

When the number of shares so calculated is not a whole number, the bondholder may request delivery of:

        - either the number of shares immediately lower: in that case, he will be paid in cash a sum equal to the value of the fraction of additional share assessed based on the first listing trading price on the market on the trading day preceding the date of deposit of the conversion request or the last day preceding the date of deposit of the conversion request during which the security was listed;

        - or the number of shares immediately higher, provided that a sum equal to the value of the fraction of additional share so requested is paid to the Company, assessed on the base provided for in the previous paragraph.

2.5.7   Undertakings of the Company

The Company undertakes, so long as any convertible bonds are outstanding, not to carry out the repurchase of its share capital and not to modify the allocation of profits.

However, the Company may create shares with priority dividend without voting rights provided that the bondholders' rights are preserved, in accordance to the provisions set forth above in paragraph "Preservation of the bondholders' rights".

In case of a capital decrease motivated by losses, by reduction either of the par value of the shares or the number of shares, the rights of the bondholders electing to convert shall be accordingly reduced as if the said bondholders had been shareholders as from the date of issuance of the convertible bonds.

If the Shareholders' Meeting has waived the preferred subscription rights in respect of any issuance of shares, any decision to issue shares to be subscribed for cash or new bonds convertible or exchangeable must be approved by the Bondholders' General Meeting.

2.5.8   Information of the bondholders

In case of transaction including a preferred subscription right reserved to shareholders, the bondholders shall be informed prior to the transaction by notice included in the Bulletin des Annonces Legales Obligatoires and in a financial paper of nationwide circulation.

2.5.9   Rights of the bondholders in case of merger or change of control

Investors are reminded that the information provided below constitutes only a summary of the legal framework currently applicable in this matter, that the framework is likely to be modified and that the investors should request any additional information from their usual advisor.

 .       Rights of the bondholders in case of merger

        As from the issuance and as long as outstanding bonds exist:

        i) the absorption of the Company by another company or the merger with one or more companies in a new company, as well as the spin-off of the Company is subject to prior approval of the Bondholders' General Meeting.

                The decision of the Bondholders' General Meeting shall be published under the conditions set for by Decree.

                If the Bondholders' General Meeting has not approved the merger or split-off, the Company may disregard it, the bondholders then keeping their capacity in the absorbing company or in the beneficiary companies resulting from the split-off, as the case may be.

                The Bondholders' General Meeting may nevertheless grant power to the representatives of the Body to object to the transaction. A court can reject the objection or order either the redemption of the bonds or the provision of guarantees if the absorbing company proposes any and if they are deemed sufficient.

        ii) Any proposed merger in which the Company is the absorbing company is not submitted to the Bondholders' General Meeting. However, the Bondholders' General Meeting may grant power to the representatives of the body to object under the conditions referred to in i) above.

 .       Rights of the bondholders in case of change of control

        Pursuant to the legal and regulatory provisions currently in force when an individual or a legal entity, acting alone or in concert, holds more than one third of the capital or more than one third of the voting rights in a French company whose securities are listed on a regulated market, this person or entity is bound, upon his/its initiative, to immediately inform the Conseil des Marches Financiers and to file a proposed public offering concerning the aggregate capital securities and the securities granting access to the capital or voting rights, and denominated under the conditions such as it may be declared admissible by the Conseil.

        This obligation to file a proposed public offering may be subject to some exemptions, in particular when the company is majority controlled by one or more shareholders acting in concert.

        Under the legal provisions in force, any change of control in the Company will result for the acquiror in an obligation to file an offer for all of the outstanding shares of the Company, as well as the bonds still outstanding on the date of the public offering. The proposed price must be approved by the Conseil des Marches Financiers under the rules then in force for the public offering to be declared admissible.

2.5.10  Effect of the issuance of bonds on the shareholders' position

The information below, as well as the terms and conditions of the transaction, constitute the additional report of the Board of Directors drawn up pursuant to
Article 155-2 of the Decree of March 23, 1967.

This report, as well as the special report of the statutory auditors, is kept at the shareholders' disposal at the registered office of the Company and shall be brought to the knowledge during the next Shareholders' Meeting.

The present issuance represents an amount of [ ]24,999,996, i.e. 25.18% of the stock exchange capitalization as at July 22, 1999 (based on the opening trading prices).

In the event of conversion into shares of the aggregate bonds issued, a shareholder holding 1% of the current capital of the company and that would not subscribe to this issuance in the context of the priority period, would see its portion in the final capital reduced to 0.813%, i.e. a decrease of 0.187%.

His portion of consolidated equity capital per share, which was [ ]5.90 per share as at December 31, 1998 based on the number of shares as at July 21, 1999 before allocation of the results for the 1998 fiscal year, would be reduced, in case of conversion of the aggregate bonds, to [ ]4.80 per share for an issuance of 1,524,390 bonds.